Exhibit 99.1

Microvast, a Leading Innovator of EV Battery Technologies, to List on Nasdaq Through Merger with Tuscan Holdings Corp.

●	Microvast is a leading global provider of next-generation battery technologies for commercial and specialty electric vehicles participating in a $30 billion commercial EV total addressable market

●	It has an established, and industry-leading, portfolio of battery technologies that out-perform its competitors on battery life, charging times, safety and total cost of ownership

●	These field-proven technologies generated over $100 million in 2020 revenue, and have been deployed worldwide in nearly 30K vehicles across many EV types, with over 3.8 billion miles traveled to date

●	Merger provides up to $822 million in gross cash proceeds to the combined company, including $282 million of cash held by Tuscan in trust assuming no redemptions and an oversubscribed $540 million fully committed common stock PIPE at $10.00 per share[1]

●	Transaction to fund capacity expansion to 9 gigawatt hours by 2022, positioning the company to capitalize on its signed contracts with total value of over $1.5 billion

●	Noted technology SPAC sponsor InterPrivate is serving as co-sponsor and advisor to Tuscan

●	PIPE anchor investors include strategic partner Oshkosh Corporation as well as funds and accounts managed by BlackRock, Koch Strategic Platforms and InterPrivate

●	Estimated pre-money value of $2.1 billion and post-transaction equity value of approximately $3 billion, inclusive of over $800 million of expected proceeds based upon current assumptions

●	Expected to be listed on the Nasdaq under the ticker symbol MVST following an anticipated transaction close in the second quarter of 2021

HOUSTON, TX – February 1, 2021 – Microvast, Inc., a leading global provider of next-generation battery technologies for commercial and specialty vehicles (“Microvast” or the “Company”) and Tuscan Holdings Corp. (Nasdaq: THCB) (“Tuscan”), a publicly-traded special purpose acquisition company (“SPAC”), announced today that they have entered into a definitive merger agreement that will result in Microvast becoming a publicly listed company. Upon the closing of the transaction, the combined company will be named Microvast Holdings, Inc. and is expected to be listed on the Nasdaq Stock Market under the new ticker symbol “MVST.”

[1]	Includes the exchange, pursuant to the definitive merger agreement, of $57.5 million of bridge notes issued by Microvast to a PIPE investor and its affiliates, for shares of common stock of Tuscan upon the closing of the transaction.

Microvast, founded in Houston in 2006, develops disruptive battery technologies for commercial and specialty vehicles, with research and development and production capabilities that span battery materials, multiple battery cell chemistries, modules and packs. The Company’s lower-cost batteries are designed specifically for commercial electric vehicles (EVs) that feature best-in-class fast-charging capabilities, high energy density, significantly longer cycle life and proven safety performance. Microvast’s batteries are now integrated in almost 30,000 vehicles, running in 160 cities in 19 countries, for a total of over 3.8 billion miles traveled on its batteries to date.

Microvast’s battery solutions are powered by its broad, proprietary intellectual property portfolio that spans all four major battery components and is fully owned and protected by more than 550 patents. Due to its highly differentiated, vertically integrated R&D and industrialization system, we believe Microvast delivers faster product development, tighter cost control and greater customization to its customers than does its competitors. As a result, the Company is supported by marquee customer partnerships with industry leaders, including CNH Industrial, Oshkosh Corporation and a leading German luxury sports car company, among others, as well as R&D partnerships with BMW, the United States Council for Automotive Research and Argonne National Laboratory.

The market opportunities for Microvast are significant, with a focus on commercial vehicles such as light, medium and heavy-duty trucks, vans, buses, trains, automated guided vehicles, port equipment and mining trucks. Currently, this is generating a robust, and probability weighted, pipeline estimated at $4.1 billion through 2025, and signed contracts with total value of over $1.5 billion through 2027.

Given its unique focus on battery solutions for commercial EVs, Microvast believes it is poised to capitalize on a large and rapidly growing global commercial vehicle market comprising over $1 trillion in annual sales, more than 10 million vehicles, and a commercial EV total addressable market of $30 billion.2 Commercial EV sales currently represent 1.5% of the market but penetration is expected to reach almost 9% in 2025, representing a CAGR of 55%, from 2020 to 2025,3 as battery solutions like Microvast’s continue to displace traditional combustion engines due to improving cost and performance, as well as favorable government regulations to address climate change. Battery developers are expected to play a pivotal role in the EV value chain, with 30 – 40% of an EV’s value residing within the battery itself.4

[2]	Global commercial vehicle (“CV”) unit sales based on Bloomberg New Energy Finance (BNEF) estimates; annual sales estimates based on industry research; Microvast’s estimated 2025 total addressable market, calculated as $1 trillion annual CV sales * 9% EV penetration * 35% (mid-point) battery share of EV value is estimated at $30 billion.
[3]	Based on sales in key markets (U.S, Europe, China, Japan & South Korea), which comprise the majority of global sales and where EV penetration is expected to occur first; sales in additional global markets could provide further upside potential.

[4]	Implied battery demand (GwH) based on BNEF estimates; available until 2030.

Commenting on today’s significant milestones, Microvast’s founder, Chairman, CEO and President, Yang Wu, said, “In 2008, we set out to power a mobility revolution by building disruptive battery technologies that would allow electric vehicles to compete with internal combustion engine vehicles. Since that time we have launched three generations of battery technologies that have provided our customers with battery performance far superior to our competitors and that successfully satisfy, over many years of operation, the stringent requirements of commercial vehicle operators. Today’s announcement marks the beginning of our next chapter working with our marquee customers and R&D partners to pave the way for the mass adoption of commercial electric vehicles, and we are thrilled to team up with Tuscan to advance the path to electrification.”

“In Microvast we have found a disruptive technology company operating in a large, addressable market with a long runway of future growth that has developed long-term competitive advantages and has established a multi-year track record of proving its capabilities. We believe that climate change is one of the world’s greatest challenges and opportunities. It will take a concerted global effort to reengineer the economy in a manner that empowers citizens of the world to thrive sustainably. We are encouraged by the progress and are fortunate to be in a position to help support a company that we believe can play an important role in that future,” said Stephen Vogel, Chairman and CEO of Tuscan. “Mr. Wu and his excellent management team have established Microvast as precisely that pioneering leader within the electric vehicle battery industry.”

Ahmed Fattouh, CEO of InterPrivate Capital, said, “The Microvast team has not only developed cutting-edge battery technology that is highly attractive to its suite of market-leading customers and partners, generating over $100 million in 2020 revenue, but also operates a vertically integrated production process for its battery solutions that is unique in the industry, enabling both enhanced customer service and the opportunity to achieve excellent margins.” InterPrivate partner, Brian Pham added, “We are pleased to help drive Microvast’s next phase of growth as it looks to capitalize on the large demand for its products that will come from the electrification of the commercial vehicle market as a public company.”

Microvast’s Co-Founder and Chief Executive Officer, Mr. Wu, will continue to lead the combined company along with the current management team. Mr. Vogel, Tuscan’s Chairman and CEO, will remain as a director of the combined company and will be joined by Dr. M. Stanley Whittingham, who was recently awarded the Nobel Prize in Chemistry for his ground-breaking work on lithium-ion batteries. InterPrivate’s CEO, Mr. Fattouh, is expected to become a board observer.

Transaction Overview

The transaction reflects an implied equity value of the combined company of $3 billion, based on current assumptions, with a $10.00 per share PIPE subscription price. The transaction is supported by strategic partner Oshkosh Corporation as well as funds and accounts managed by BlackRock, Koch Strategic Platforms and InterPrivate Investment Partners. Upon closing, the combined company will receive up to $822 million in cash, comprised of an oversubscribed $540 million PIPE and up to $282 million in cash held in trust by Tuscan, assuming no redemptions by THCB stockholders.

The boards of directors for both Microvast and Tuscan have unanimously approved the proposed business combination, which is expected to be completed in the second quarter of 2021, subject to, among other things, the approval by Tuscan’s stockholders of the merger and the concurrent PIPE transaction, satisfaction of the conditions stated in the definitive agreement and other customary closing conditions, including that the U.S. Securities and Exchange Commission (the “SEC”) completes its review of the proxy statement, the receipt of certain regulatory approvals, and approval by The Nasdaq Stock Market to list the securities of the combined company.

Advisors

Barclays and Houlihan Lokey are acting as financial advisors to Microvast and Shearman & Sterling LLP is acting as legal advisor to Microvast. Morgan Stanley & Co. LLC is acting as financial advisor to Tuscan, EarlyBirdCapital, Inc. is acting as capital markets advisor to Tuscan, and InterPrivate Capital is acting as strategic advisor to Tuscan. Greenberg Traurig LLP is acting as legal advisor to Tuscan, and Graubard Miller is acting as special SPAC counsel to Tuscan. Morgan Stanley & Co. LLC is acting as sole placement agent for the PIPE financing. Davis Polk & Wardwell LLP is acting as legal advisor to Morgan Stanley & Co. LLC.

Conference Call and Webcast Information

Investors may listen to a pre-recorded call discussing the proposed business combination later today at 8:00 am EST. The call may be accessed by dialing 1 (877) 407-3982 for domestic callers or 1 (201) 493-6780 for international callers. Once connected with the operator, please ask to join the “Tuscan Holdings Corp. and Microvast, Inc. Business Combination Announcement Conference Call.”

A replay of the call will also be available today from 11:00 am EST to 11:59 pm EST on Monday, February 15, 2021. To access the replay, the domestic toll-free access number is 1 (844) 512-2921 and the international number is 1 (412) 317-6671. Participants should provide the conference ID of “13715815.”

To access the webcast, please visit the Investor Info section of Microvast’s website at www.microvast.com.

About Microvast

Microvast, Inc. is a technology innovator that designs, develops and manufactures lithium-ion battery solutions.  Founded in 2006 and headquartered in Houston, TX, Microvast is renowned for its cutting-edge cell technology and its vertical integration capabilities which extends from core battery chemistry (cathode, anode, electrolyte, and separator) to battery packs. By integrating the process from raw material to system assembly, Microvast has developed a family of products covering a broad breadth of market applications.  More information can be found on the corporate website: www.microvast.com.

About Tuscan

Tuscan Holdings Corp. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Tuscan’s management team is led by Stephen Vogel, Chairman and Chief Executive Officer. Tuscan is listed on Nasdaq under the ticker symbol “THCB.”

About InterPrivate

InterPrivate Capital is a private investment firm that invests on behalf of a consortium of family offices. The firm’s unique independent co-sponsor structure provides its investors with the deep sector expertise and transaction execution capabilities of veteran deal-makers from the world’s leading private equity and venture capital firms. Affiliates of InterPrivate Capital act as sponsors, co-sponsors and advisors of SPACs, and manage a number of investment vehicles on behalf of its family office co-investors that participate in private and public opportunities, including PIPE investments in support of the firm’s sponsored business combinations. For more information regarding InterPrivate Capital, please visit www.interprivate.com. For more information regarding InterPrivate’s SPAC strategy, please visit www.ipvspac.com.

Additional Information and Where to Find It

In connection with the proposed transaction (the “Proposed Transaction”) involving Tuscan Holdings Corp., a Delaware corporation (“Tuscan”) and Microvast, Inc. a Delaware corporation (“Microvast”), Tuscan intends to file relevant materials with the SEC, including a proxy statement. This document is not a substitute for the proxy statement. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MICROVAST, Tuscan, THE PROPOSED TRANSACTION AND RELATED MATTERS. The proxy statement and other documents relating to the Proposed Transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Tuscan upon written request to Tuscan at Tuscan Holdings Corp., 135 E. 57th St., 17th Floor, New York, NY 10022.

No Offer or Solicitation

This communication is for informational purposes only and is not intended to and shall not constitute a proxy statement or the solicitation of a proxy, consent or authorization with respect to any securities in respect of the Proposed Transaction and shall not constitute an offer to sell or the solicitation of an offer to buy or subscribe for any securities or a solicitation of any vote of approval, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in Solicitation

This communication is not a solicitation of a proxy from any investor or securityholder. However, Tuscan, Microvast, and certain of their directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the Proposed Transaction under the rules of the SEC. Information about Tuscan’s directors and executive officers and their ownership of Tuscan’s securities is set forth in Tuscan’s filings with the SEC, including Tuscan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which was filed with the SEC on March 13, 2020. To the extent that holdings of Tuscan’s securities have changed since the amounts included in Tuscan’s Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the participants will also be included in the proxy statement, when it becomes available. When available, these documents can be obtained free of charge from the sources indicated above.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning. These forward-looking statements include, but are not limited to, statements regarding Microvast’s industry and market sizes, future opportunities for Tuscan, Microvast and the combined company, Tuscan’s and Microvast’s estimated future results and the Proposed Transaction, including the implied equity value, the expected transaction and ownership structure and the likelihood and ability of the parties to successfully consummate the Proposed Transaction. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

In addition to factors previously disclosed in Tuscan’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) inability to complete the Proposed Transaction or, if Tuscan does not complete the Proposed Transaction, any other business combination; (2) the inability to complete the Proposed Transaction due to the failure to meet the closing conditions to the Proposed Transaction, including the inability to obtain approval of Tuscan’s stockholders, the inability to consummate the contemplated PIPE financing, the failure to achieve the minimum amount of cash available following any redemptions by Tuscan stockholders, the failure to meet the Nasdaq listing standards in connection with the consummation of the Proposed Transaction, or the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; (3) costs related to the Proposed Transaction; (4) a delay or failure to realize the expected benefits from the Proposed Transaction; (5) risks related to disruption of management time from ongoing business operations due to the Proposed Transaction; (6) the impact of the ongoing COVID-19 pandemic; (7) changes in the highly competitive market in which Microvast competes, including with respect to its competitive landscape, technology evolution or regulatory changes; (8) changes in the markets that Microvast targets; (9) risk that Microvast may not be able to execute its growth strategies or achieve profitability; (10) the risk that Microvast is unable to secure or protect its intellectual property; (11) the risk that Microvast’s customers or third-party suppliers are unable to meet their obligations fully or in a timely manner; (12) the risk that Microvast’s customers will adjust, cancel, or suspend their orders for Microvast’s products; (13) the risk that Microvast will need to raise additional capital to execute its business plan, which may not be available on acceptable terms or at all; (14) the risk of product liability or regulatory lawsuits or proceedings relating to Microvast’s products or services; (15) the risk that Microvast may not be able to develop and maintain effective internal controls; (16) the outcome of any legal proceedings that may be instituted against Tuscan, Microvast or any of their respective directors or officers following the announcement of the Proposed Combination; (17) risks of operations in the People’s Republic of China; and (18) the failure to realize anticipated pro forma results and underlying assumptions, including with respect to estimated stockholder redemptions and purchase price and other adjustments.

Actual results, performance or achievements may differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements are based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. All information set forth herein speaks only as of the date hereof in the case of information about Tuscan and Microvast or the date of such information in the case of information from persons other than Tuscan or Microvast, and we disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Microvast’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contacts

Microvast Investor Relations

IR@microvast.com

(346) 309-2562

Microvast Public Relations

media@microvast.com

Tuscan Holdings Corp.

Investor Relations, ICR

TuscanIR@icrinc.com

InterPrivate Capital

Charlotte Luer

Investor Relations

ir@interprivate.com